Rotenberg & Company, LLP
Certified Public Accountants and Consultants





                         INDEPENDENT AUDITORS' CONSENT




To the Board of Directors and Stockholders of Island Critical Care Corp.
Palm Beach, FlorIda



We consent to the use in this Registration Statement of Island Critical Care Corp. on Form SB-2 of our audit report dated May 30, 2000, of Island Critical Care Corp. for the years ended March 31, 2000 and 1999 and to the reference to us under the heading "Experts" in this Registration Statement.


We are aware that our review reports on the unaudited Interim financIal information of Island Critical Care Corp. for the six month periods ended September 30, 2000 and 1999 dated October 18, 2000, are included in this Registration Statement of Island CrItical Care Corp. on Form SB-2.

We are also aware that the aformentioned reports on the unaudited interim financial information, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or cer1ified by an accountant or a report prepared or cer1ified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Rotenberg & Company, LLP
Rotenberg & Company, LLP
Rochester, New York
December 19, 2000